                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to file Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-28016


                              BIOPSYS MEDICAL, INC.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)


               3 MORGAN, IRVINE, CALIFORNIA 92618, (714) 460-7815
_______________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $.001 PAR VALUE
________________________________________________________________________________
            (Title of each class of securities covered by this Form)


                                      NONE
________________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon the terminate or suspend duty by file reports:

        Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6            [ ]
        Rule 12h-3(b)(1)(i)   [X]


Approximate number of holders of record as of the certification or notice date:
ONE(1)


      Pursuant to the requirements of the Securities Exchange Act of 1934, Maxis, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 31, 1997                     By:  /s/ J. CASEY MCGLYNN
-------------------                         ---------------------
                                        Name:  J. Casey McGlynn
                                        Title: Secretary